[American Skiing Company Letterhead]


                                                                   July 18, 2003

         Dear Shareholder:

                  You are cordially invited to attend the Annual Meeting of Shareholders of American Skiing Company. This year's Annual Meeting will be held at the Grand Summit Hotel at The Canyons resort in Park City, Utah, at 2:00 p.m., local time, on Tuesday, August 26, 2003. We hope you are able to join us.

                  The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. If you plan to attend, please check the box provided on the proxy card. Only shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting.

                  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                Sincerely yours,

                                /s/ William J. Fair
                                President and Chief Executive Officer

                             AMERICAN SKIING COMPANY
                                  P.O. Box 4552
                               Park City, UT 84060
                     ---------------------------------------
                  NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 26, 2003
                      -------------------------------------

                                                                   July 18, 2003

         To our Shareholders:

               The Annual Meeting of Shareholders of American Skiing Company, a Delaware corporation, will be held on Tuesday, August 26, 2003, at 2:00 p.m., local time, at the Grand Summit Hotel at The Canyons resort, Park City, Utah:

               (1)  To elect Directors;

               (2) To ratify the appointment of KPMG, LLP as independent auditors; and

               (3) To transact such other business as may properly come before the meeting.

               The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on July 7, 2003 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting.

               A copy of the Company's Annual Report to shareholders for the fiscal year ended July 28, 2002 is enclosed.

               A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, during ordinary business hours for ten days prior to the Annual Meeting, as well as at the Company's executive offices at 136 Heber Ave., #303, Park City, Utah.

               WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                  By Order of the Board of Directors


                                  /s/   Foster A. Stewart, Jr.
                                        Secretary

                             AMERICAN SKIING COMPANY

                             -----------------------

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 26, 2003

                             -----------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy, being mailed to shareholders on or about July 14, 2003, is solicited by the Board of Directors of American Skiing Company (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, August 26, 2003. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment. The mailing address of the Company is P.O. Box 4552, Park City, UT 84060.

         If a proxy is received before the Meeting, the shares represented by it will be voted in the manner directed therein by the shareholder. Shareholders may change their vote and at any time before their proxy is voted at the Meeting, by doing any one of the following:

     o sending a written notice to the Secretary of the Company at One Monument Way, Portland, ME, 04101 (notice must be received prior to the Meeting in order to be effective);

     o completing a new proxy card and sending it to American Stock Transfer & Trust Company 6201 15th Avenue, Brooklyn, New York 11219 (new proxy card must be received prior to the Meeting in order to be effective); or

     o    attending the Meeting and voting in person.

You may request a new proxy card by calling American Stock Transfer & Trust Company at 718-921-8380.

                                VOTING SECURITIES

         Holders of Common Stock of the Company as of the close of business on July 7, 2003, will be entitled to vote on all matters at the Meeting other than the election of the Class A Directors and the Series B Directors, and will be entitled to vote as a separate class to elect the Common Directors. Holders of Class A Common Stock of the Company as of the close of business on July 7, 2003 will be entitled to vote on all matters at the Meeting other than the election of Common Directors and Series B Directors. Holders of the Company's 10.5% Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") and Series C-1 Convertible Participating Preferred Stock (the "Series C-1 Preferred Stock") as of the close of business on July 7, 2003 will be entitled to vote together with the Common Stock and Class A Common Stock, on an as-if-converted basis, on all matters at the Meeting other than the election of directors. Holders of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock") as of the close of business on July 7, 2003 will be entitled to vote as a separate class to elect the Series B Directors.

         On July 7, 2003 there were outstanding and entitled to vote 16,963,611 shares of Common Stock of the Company, 14,760,530 shares of Class A Common Stock of the Company, 36,626 shares of Series A Preferred Stock of the Company, 150,000 shares of Series B Preferred Stock of the Company and 40,000 shares of Series C-1 Preferred Stock of the Company. Pursuant to the Company's Certificate of Incorporation (the "Charter"), four directors of the Company are elected by a majority vote of the holders of Class A Common Stock, four directors of the

Company are elected by a majority vote of the holders of the Series B Preferred Stock and three directors are elected by a majority vote of the holders of the Common Stock. The holders of the Series A Preferred Stock are entitled to elect two additional members of the Board of Directors, however, as of the date hereof we have not been advised by the holders of the Series A Preferred Stock whether they intend to exercise this right. The holders of the Series C-1 Preferred Stock do not participate in the election of directors. Each share of Common Stock and Class A Common Stock is entitled to one vote with respect to each matter to be voted on at the Meeting on which such share is entitled to vote. As to matters other than the election of directors, each share of Series A Preferred Stock and each share of Series C-1 Preferred Stock is entitled to vote as though it were converted to Common Stock at the conversion price applicable to the stock in question. On that basis, each share of Series A Preferred Stock will be entitled to approximately 105.64 votes with respect to all matters arising at the meeting, other than the election of directors, and each share of Series C-1 Preferred Stock will be entitled to approximately 993.46 votes with respect to all matters arising at the Meeting, other than the election of directors.

         The holders of a majority of outstanding shares of Common Stock, Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C-1 Preferred Stock entitled to vote shall constitute a quorum for the transaction of business at the Meeting. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

         The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

GENERAL INFORMATION - ELECTION OF DIRECTORS

         The Charter and the bylaws of the Company provide that four directors of the Company shall be elected by the holders of the Class A Common Stock (the "Class A Directors"), four directors shall be elected by the holders of the Series B Preferred Stock (the "Series B Directors") and three directors shall be elected by the holders of the Common Stock (the "Common Directors"). All directors are elected for a one year term. Currently, the Board of Directors is comprised of ten members, four of which are Class A Directors, four of which are Series B Directors and two of which are Common Directors, with one additional Common Director position which is vacant. At the Meeting, four Class A Directors will be elected by the Class A Common Stock holders, four Series B Directors will be elected by the Series B Preferred Stock holders and three Common Directors will be elected by the Common Stock holders. Those nominees receiving the highest numbers of votes at the Meeting will be elected to the respective directorships for which they have been nominated.

         Leslie B. Otten owns all of the Class A Common Stock of the Company. Consequently, Mr. Otten has the ability to elect all of the Class A Directors. Pursuant to the stockholders' agreement entered into with Oak Hill Capital Partners, L.P. and certain related entities ("Oak Hill"), Mr. Otten has agreed to vote his Class A Common Stock so as to elect two directors appointed by Oak Hill. The incumbent Class A Directors appointed by Oak Hill are Robert J. Branson and Alexandra C. Hess. They each stand for reelection as Class A Directors.

         Oak Hill owns all of the Series B Preferred Stock of the Company and has the ability to elect all of the Series B Directors. Oak Hill has indicated that it intends to vote in favor of the election of the nominees for Class B Director listed herein.

         The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Fair, Hawkes and Wachter as Common Directors.

                                 RECOMMENDATION:
                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
       THAT HOLDERS OF COMMON STOCK VOTE IN FAVOR OF EACH OF THE NOMINEES.

                      INFORMATION WITH RESPECT TO NOMINEES

         Set forth below is certain information concerning each nominee for director of the Company. Each nominee is an incumbent director and is nominated for a one year term.

Nominees for Common Directors

     William J. Fair, President and Chief Executive Officer, Nominee for Director. 40. Mr. Fair joined American Skiing Company in May, 2000 as Chief Operating Officer and President - Resort Operations. In April, 2001, Mr. Fair was promoted to the position of President and Chief Executive Officer. Prior to joining the Company, Mr. Fair was employed as president of Universal Studios' Port Aventura theme park in Tarragona, Spain from 1998 to April, 2000. Mr. Fair served as senior vice president for business operations at Universal Creative, a division of Universal Studios, Inc. from 1997 to 1998. Between 1992 and 1997, Mr. Fair was employed by The Walt Disney Co. in multiple capacities including director of finance and business planning for Disney Development Company.

     David B. Hawkes. Director. 58. Mr. Hawkes has been a director of the Company since his election on December 8, 1998. He is owner and consultant with Triplehawk, Inc., a management consulting firm based in Falmouth, Maine. Before founding Triplehawk in 2001, Mr. Hawkes was co-owner and consultant with Cloudhawk Management Consultants, L.L.C., a management consulting firm based in Portland, Maine. Before founding Cloudhawk in 1993, Mr. Hawkes served as a partner with KPMG Peat Marwick from 1974 to 1993, part of that time in charge of the firm's Portland, Maine tax practice. Mr. Hawkes also serves as a member of the board of directors of several private companies.

     Paul Wachter. Director. 46. Mr. Wachter has been a director of the Company since his election on December 16, 1999. From 1997 to present, Mr. Wachter has served as the founder and Chief Executive Officer of Main Street Advisors, a Santa Monica based financial advisory firm. From 1993 to 1997, Mr. Wachter was a Managing Director and Head of Schroder & Co. Incorporated's Lodging and Gaming Group, its Sports and Leisure Group, and Schroder's West Coast investment banking effort. From 1987 to 1993, Mr. Wachter worked at Kidder Peabody where he founded and was responsible for Kidder's Hotel, Resorts and Leisure Group, and managed Kidder Peabody's Los Angeles investment banking group. He began his career as an investment banker at Bear, Stearns & Co., Inc., covering the entertainment industry. From 1982 to 1985 Mr. Wachter worked at Paul, Weiss, Rifkind, Wharton and Garrison, LLP as a tax attorney.

Nominees For Class A Directors

     Gordon M. Gillies. Director. 59. Mr. Gillies has been a director of the Company since his election on February 9, 1998. From 1991 to present, Mr. Gillies has served as a member of the faculty of Hebron Academy, a private boarding-day secondary school in Maine. Prior to 1991, Mr. Gillies was a practicing attorney in the State of Maine.

     Leslie B. Otten. Director. 54. Mr. Otten has been a director of the Company since its inception in July, 1997. Since April, 2002, Mr. Otten has served as Vice-Chairman and Partner in the Boston Red Sox, a major league baseball franchise. Mr. Otten is also the President of Sakata Sports and LBO Enterprises, positions he has held since April, 2001. From 1980 to April, 2001, Mr. Otten served as Chairman, President and Chief Executive Officer of the Company (or its predecessors). In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten became Assistant to the General Manager of Sunday River in 1972 and became its General Manager in 1974. In 1980, Mr. Otten purchased Sherburne's 90% interest in Sunday River and acquired the remaining 10% interest from the minority shareholders in 1989.

     Robert J. Branson. Director. 54. Mr. Branson has been a Director of the Company since his election on December 12, 2000. Mr. Branson is affiliated with RMB Realty, Inc., an entity related to Oak Hill Capital Management, Inc., in which capacity he has served since 1989. Mr. Branson is a member of the board of directors of several private companies, and was formerly a member of the board of Keystone Property Trust.

     Alexandra C. Hess, Director. 34. Ms. Hess has been a Director of the Company since her election to the Board on December 12, 2000. From July 1999 to the present, Ms. Hess has been employed by Oak Hill Capital Management, Inc., most recently as a vice president. From September 1996 through June 1999, Ms. Hess was employed in the New York office of Mitchell Madison Group, a strategic consulting firm.

Nominees for Series B Directors

         J. Taylor Crandall. Director. 49. Mr. Crandall has been a director of the Company since his election on August 5, 1999. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas from October 1986 to August 1998, and as Vice President and Chief Operating Officer since August 1998. He has also served as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia FW Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of U.S. Oncology, Cincinnati Bell, Inc., Interstate Hotels and Resorts, Inc., and MeriStar Hospitality Corporation He also serves on the Board of Advisors of Oak Hill Capital Partners, L.P. and Oak Hill Strategic Partners, L.P., both of which helped found; on the Investment Committees of Insurance Partners, L.P. and Brazos Fund, L.P., and on the Advisory Committees of Boston Ventures Limited Partnership V and B-K Capital Partners, L.P.

         Edward V. Dardani, Jr. Director. 41. Mr. Dardani has been a director of the Company since his appointment to the Board in March 2003. From 2002 to present, Mr. Dardani has been a vice president at Oak Hill Capital Partners, L.P., a private investment company. From 1997 to 2002 he was a partner at DB Capital Partners. He has served or currently serves on the board of directors of several private companies.

         Steven B. Gruber. Director. 45. Mr. Gruber has been a director of the Company since his election on August 5, 1999. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill Capital Partners, L.P. From March 1992 to present he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone, Inc. Mr. Gruber is also a director of several private companies related to Keystone, Inc., and Oak Hill Partners, Inc.

     William S. Janes. Director. 50. Mr. Janes has been a director of the Company since his election on August 5, 1999. Mr. Janes is the President of RMB Realty, Inc., and oversees the real estate investments of Keystone, Inc., and certain entities related to Keystone. Mr. Janes has served or currently serves on numerous boards, including MeriStar Hospitality Corporation, Paragon Group, Inc. (now publicly traded as Camden Property Trust), Brazos Asset Management, Inc., and Carr Real Estate Services, Inc. He also serves on the Investment Committee of Brazos Fund, L.P.

EXECUTIVE OFFICERS

         The following table sets forth the executive officers of the Company as of the date hereof:

         Name/Age                                      Position

William J. Fair, 40                     Chief Executive Officer, President

Franklin ("Chip") Carey, Jr., 56        Senior Vice President - Marketing and
                                           Sales

Foster A. Stewart, Jr., 36              Senior Vice President, General Counsel
                                           and Secretary

Helen E. Wallace, 49                    Senior Vice President, Chief Financial
                                           Officer and Treasurer

     Franklin ("Chip") Carey, Jr., Senior Vice President - Marketing and Sales. Mr. Carey was appointed as the Company's Senior Vice President - Marketing and Sales on July 9, 2003. Prior to that appointment, from July 1997 to July 2003, Mr. Carey served as the Vice President of Marketing and Sales for the Company's resort at The Canyons in Park City, Utah. From November, 1971 through July, 1997, Mr. Carey held various positions at the Company's Sugarloaf/USA resort in Maine, most recently as Vice President of Marketing and Sales.

     Foster A. Stewart, Jr., Senior Vice President, General Counsel and Secretary. Mr. Stewart joined the Company in January 1998, as Vice President and Assistant General Counsel. He became General Counsel in April 1999, and was promoted to Senior Vice President, General Counsel and Secretary in April 2001. From September 1992 to January 1998, Mr. Stewart was an attorney with the Portland, Maine law firm of Pierce Atwood, where his practice focused on commercial and business law.

         Helen E. (Betsy) Wallace, Senior Vice President, Chief Financial Officer and Treasurer. Ms. Wallace joined the Company in December 2002, as Senior Vice President. She became the Company's Chief Financial Officer and Treasurer in March 2003. From 2000 through December 2002, Ms. Wallace served as Chief Financial Officer of Cyrano Sciences, Inc., a late stage start-up technology company, where she was responsible for all financial, budgeting and legal aspects of the organization. From 1998 to 2000, Ms. Wallace held the positions of Vice President, Director of Business Development and Vice President, Regional Financial Controller Investment Products & Distribution, with Citigroup, Singapore, a leading international provider of financial services. From 1995 to 1998, Ms. Wallace held senior financial positions in Singapore with Hubbell, Inc., a large, international manufacturing company, and International Business Machines. Prior to joining IBM, Ms. Wallace served as Director of Finance for Esprit de Corporation from 1988 to 1995. Betsy spent the first nine years of her accounting and tax career with Touche Ross, CPA's (now known as Deloitte & Touche).

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table provides information concerning compensation paid by the Company to William J. Fair, President and Chief Executive Officer, and the Company's next four highest paid executive officers whose compensation was at least $100,000 for fiscal year 2002 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
------------------------------ ----------- -------------------------------------- ------------------------------------------
 Name and Principal Position   Fiscal Year            Annual Compensation                 Long-Term Compensation(6)
                                                                                               Securities
                                                                           Other annual        Underlying      All Other
                                               Salary          Bonus      compensation(5)     Options/SARs    Compensation
--------------------------- -- ----------- --------------- -------------- -------------- ---- -------------- ---------------
William J.  Fair                  2002        $400,000      $435,000(2)      $15,026               ---            ---
President and                     2001        $300,000      $69,518(3)       $5,474                ---            ---
Chief Executive Officer           2000       $57,692(1)     $75,000(4)         $--               400,000          ---

Hernan R.  Martinez(7)            2002        $300,000      $250,000(8)      $18,188               ---            ---
Former Chief Operating            2001        $300,000         $---           $---                 ---            ---
Officer
American Skiing Company           2000       $23,077(9)        $---           $---               400,000          ---
Resort Properties, Inc.

Mark J.  Miller(15)               2002        $300,000     $450,000(10)       $---                 ---            ---
Chief Financial Officer,          2001        $300,000      $69,518(3)        $---                 ---            ---
Senior Vice President             2000        $277,885       $7,391(4)        $---                                ---
                                                                                                 175,000

Foster A.  Stewart, Jr.           2002        $205,000     $192,500(11)      $3,000                ---            ---
Senior Vice President,            2001        $180,000      $19,582(3)        $---               60,000           ---
General Counsel and               2000        $145,000       $1,707(4)        $---               20,000           ---
Secretary

Peter Tomai(12)                   2002        $225,000     $152,500(13)      $7,656                ---            ---
Former Executive Vice             2001       $163,462(14)       $---         $4,911              100,000          ---
President                         2000          $---            $---           $---                ---            ---
American Skiing Company
Resort Properties, Inc.

--------------------------- -- ----------- --------------- -------------- -------------- ---- -------------- ---------------

                                       5

(1) Mr. Fair became an employee of the Company in May 2000, and fiscal 2000 salary consequently reflects partial year compensation rather than his annual rate of salary for that fiscal year.
(2) Mr. Fair's fiscal year 2002 bonus consists of a $35,000 incentive bonus paid in August 2001 and a $400,000 retention bonus paid in May 2002.
(3)  Represents bonus for fiscal year 2001, paid in fiscal year 2002.
(4)  Represents bonus for fiscal year 2000, paid in fiscal year 2001.
(5)  Represents vehicle and housing allowance.
(6) See Long-Term Incentive Plan Table below for description of additional long-term compensation grants made in fiscal year 2002 made to some of the Named Executive Officers.
(7)  Mr. Martinez resigned from the Company in August 2002.
(8) Mr. Martinez's fiscal year 2002 bonus consists of a $25,000 incentive bonus paid in August 2001 and $225,000 retention bonus paid in May 2002.
(9) Mr. Martinez became an employee of the Company in July 2000, and fiscal year 2000 salary consequently reflects partial year compensation rather than his annual rate of salary for such fiscal year.
(10) Mr. Miller's fiscal year 2002 bonus consists of a $25,000 incentive bonus paid in August 2001, a $100,000 signing bonus paid in March 2002, a $225,000 retention bonus paid in May 2002, and a $100,000 incentive bonus for fiscal year 2002, paid in fiscal year 2003.
(11) Mr. Stewart's fiscal year 2002 bonus consists of a $17,500 incentive bonus paid in August 2001, a $105,000 retention bonus paid in May 2002 and a $70,000 incentive bonus for fiscal year 2002, paid in fiscal year 2003.
(12) Mr. Tomai resigned from the Company in September 2002.
(13) Mr. Tomai's fiscal year 2002 bonus consists of a $17,500 incentive bonus paid in August 2001 and a $135,000 retention bonus paid in May 2002.
(14) Mr. Tomai became an employee of the Company in November 2000, and fiscal year 2001 salary consequently reflects partial year compensation rather than his annual rate of salary for that fiscal year.
(15) Mr. Miller resigned from the Company in June, 2003.

         No individual grants of stock options were made under the Company's Stock Option Plan during fiscal year 2002 to the Named Executive Officers.


Aggregated Options/SAR Exercises During Fiscal Year Ended July 28, 2002, and Option/SAR Values as of July 28, 2002

         The following table sets forth information concerning each exercise of stock options during Fiscal 2002 by each of the Named Executive Officers and the value of unexercised options at July 28, 2002.


-------------------------------------------------------------------------------------------------------------------------
          NAME              SHARES ACQUIRED  VALUE REALIZED ($)   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            ON EXERCISE (#)                      UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                                                                      OPTIONS/SARS          (Exercisable/Unexercisable)(1)
                                                              (Exercisable/Unexercisable)
-------------------------------------------------------------------------------------------------------------------------
William J. Fair                  N/A              N/A               340,000/60,000                   $ ---/---

Hernan R.  Martinez(2)           N/A              N/A                 200,000/---                    $ ---/---

Mark J.  Miller(3)               N/A              N/A               205,000/70,000                   $ ---/---

Foster A.  Stewart, Jr.          N/A              N/A                55,200/38,800                   $ ---/---

Peter A.  Tomai(4)               N/A              N/A                 20,000/---                     $ ---/---

-------------------------------------------------------------------------------------------------------------------------

(1) The "Value of Unexercised In-the-Money Options/SARs at July 28, 2002" was calculated by determining the difference between the closing price on the over-the-counter market of the underlying Common Stock at July 28, 2002, of $0.14 and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Common Stock exceeds the exercise price of the option. None of the options were "In-the-Money".
(2)  Mr. Martinez resigned from the Company in August 2002.
(3)  Mr. Miller resigned from the Company in June, 2003.
(4) Mr. Tomai resigned from the Company in September 2002.

LONG-TERM INCENTIVE AWARDS

         The table below provides information regarding grants of long-term incentive awards under the American Skiing Company Phantom Equity Plan, which was ratified by the Company's Board of Directors on March 6, 2003 (the "LTIP") in the fiscal year ended July 28, 2002 to the Named Executive Officers:

-------------------------------------------------------------- -----------------------------------------------------
                                                                 Estimated Future Payouts Under Non-Stock Priced
                                                                                  Based Plans(1)
-------------------------------------------------------------- -----------------------------------------------------
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
         Name             Number of Shares,   Performance or    Threshold ($       Target(5)           Maximum
                           Units or Other      Other Period       or #)(4)
                             Rights (2)            Until
                                               Maturation or
                                                Payout (3)
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
William J. Fair                   0                                   0                                   0
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
Mark Miller(6)                    12.5%                               0               (5)            $4,000,000
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
Hernan Martinez(7)                12.5%                               0               (5)            $4,000,000
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
Foster Stewart                     8.5%                               0               (5)            $2,750,000
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------
Peter Tomai(8)                     6.5%                               0               (5)            $2,080,000
------------------------ -------------------- ---------------- ---------------- ----------------- ------------------

(1) Under the terms of the LTIP, each award to a Participant establishes the percent of the Total Plan Pool (the minimum value of the Total Plan Pool is $2 million and the maximum is $32 million) to which such Participant may be entitled upon a Valuation Event, or in certain cases, following a Participant's termination of employment.
     The Total Plan Pool is determined as follows: $2 million + (Total Equity
     Pool Value times the Total Pool Percentage). The Total Equity Pool Value is equal to the Total Enterprise Value of the Company minus the value of outstanding debt of the Company. For this purpose preferred stock of the Company is not treated as debt of the Company. Total Enterprise Value equals the total purchase price paid for the Company (or, in absence of an acquisition of the Company, the total value of the Company determined by an independent third party) at the time of a Valuation Event. Once Total
     Equity Value is determined, Total Plan Pool Percentage is determined by reference to the following chart:

                 Total Equity Value               Total Plan Pool Percentage
                  ------------------              --------------------------
                  $1.00                                     0.00%
                  $50 million                               1.50%
                  $100 million                              2.00%
                  $150 million                              2.25%
                  $200 million                              2.50%
                  $250 million                              3.00%
                  $300 million                              3.50%
                  $400 million                              5.00%
                  $500 million or above                     6.00%

     The payout to which a Participant will be entitled upon a Valuation Event is the percentage of the Total Plan Pool provided in his or her Award and indicated in column (b) of the preceding LTIP table for each of the Named
     Executive Officers of the Company. Awards granted in fiscal 2002, vest 25 percent per year. Awards become 100 percent vested upon a Change in Control
     (see definition in note 3).
(2) Each Award establishes the percent of the Total Plan Pool to which a Participant will be entitled upon a Valuation Event. Awards are paid solely in cash.
(3) Participants are entitled to a payment on Awards granted under the LTIP, to the extent vested upon a Valuation Event or in certain cases upon termination of employment. A Valuation Event is any of the following: (i) a sale or disposition a significant Company operation or property as determined by the Board; (ii) a merger, consolidation or similar event of the Company other than one (A) in which the Company is the surviving entity or (B) where no Change in Control has occurred; (iii) a public offering of equity securities by the Company that yields net proceeds to the Company in excess of $50 million; or (iv) a Change in Control. A Change in Control means the occurrence of any of the following: (i) the acquisition by any person of 50 percent or more of the combined voting power of the Company's then outstanding voting securities, other than any person holding 50 percent or more of such combined voting power on the date hereof; (ii) the individuals who were members of the Board during the previous twelve (12) month period, cease for any reason to constitute at least a majority of the Board; or (iii) approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 60 percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. As of December 21, 2002 each of Messrs. Miller and Stewart are 25 percent vested in their Awards.


                                       7

(4) Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in (1).
(5) Neither the terms of the LTIP nor the Awards granted thereunder provide for a threshold or target, rather the LTIP and the Awards granted thereunder contemplate payment on a Valuation Event, in accordance with the formula described in (1). In addition, neither, a representative amount based on the Company's previous fiscal year's performance nor a target award amount may be determined because Awards payout solely on (i) a Valuation Event
     (described above) or (ii) if provided in the governing award, following a participant's termination due to disability, without Cause, or for Good
     Reason (in each case as defined in the Participant's Award agreement) prior to a Valuation Event. In the event of such a termination, the Total
     Enterprise Value would be determined by a qualified third party. To date it has not been necessary for the Company to engage such a third party to make such a determination.
(6)  Mr. Miller resigned from the Company in June, 2003.
(7)  Mr. Martinez resigned from the Company in August 2002.
(8)  Mr. Tomai resigned from the Company in September 2002.


                   EQUITY COMPENSATION PLAN INFORMATION TABLE

                      Equity Compensation Plan Information

------------------------- ------------------------ ---------------------------- ------------------------------
                                    (a)                         (b)                          (c)
------------------------- ------------------------ ---------------------------- ------------------------------
                                                                                   Number of securities
                           Number of securities                                     available for future
                             to be issued upon          Weighted average            issuance under equity
                                exercise of             exercise price of            compensation plans
                           outstanding options,       outstanding options,          (excluding securities
     Plan Category          warrants and rights        warrants and rights        reflected in column (a))
------------------------- ------------------------ ---------------------------- ------------------------------
Equity compensation              4,226,579                    $4.08                       4,003,531
plans approved by
security holders
------------------------- ------------------------ ---------------------------- ------------------------------
Equity compensation                 N/A                        N/A                           N/A
plans not approved by
security holders
------------------------- ------------------------ ---------------------------- ------------------------------
Total                            4,226,579                    $4.08                       4,003,531
--------------------------------------------------------------------------------------------------------------

                              Employment Agreements

         The Company has entered into employment agreements with several of its key executive officers.

         William J. Fair

         On May 17, 2000, the Company entered into an employment agreement with William J. Fair for a term of three years as Chief Operating Officer. In 2001, Mr. Fair was promoted to President and Chief Executive Officer.

         Mr. Fair's employment agreement provides an annual base salary of $300,000. In connection with his promotion to CEO, his base salary was increased to $400,000. The compensation committee may award Mr. Fair an annual bonus of up to 70% of his base salary in accordance with the provisions of the Company's bonus plan. Mr. Fair received a signing bonus of $75,000 on May 17, 2000. In fiscal year 2000, the Company also granted Mr. Fair incentive stock options for 400,000 shares of the Company's common stock, at an exercise price of $2.00 per share, subject to vesting and forfeiture conditions.

         Mr. Fair will be entitled to severance if his employment is terminated as a result of any of the following circumstances: (i) disability; (ii) the Company's termination of Mr. Fair's employment without cause, as such term is defined in his Employment Agreement; or (iii) Mr. Fair's termination of his own employment on account of certain material changes in the terms and conditions of his employment without his consent as described in his employment agreement. Such termination by Mr. Fair is commonly referred to as good reason. Mr. Fair's severance under these circumstances will be the greater of his base salary through the end of the term or one year. Following termination, severance is payable in accordance with the Company's ordinary payroll practices. However, in the event Mr. Fair's employment is terminated by Mr. Fair for good reason or by the Company without cause within one year following, or in connection with, a change in control of the Company (as such term is defined in his Employment Agreement), Mr. Fair is entitled to receive an amount equal to 200% percent of his then current annual base salary in a lump sum within ten days of such termination. The term cause is also defined in the employment agreement.

         Mr. Fair's employment agreement also provides that during the term of the agreement and for a period of one year thereafter, he will not have an ownership interest in, manage or control ski resorts throughout North America and will not solicit the Company's employees to leave the Company, or interfere with or disrupt any contractual relationships between the Company and any third party. In addition, Mr. Fair is prohibited from disclosing the Company's confidential information.


         Mr. Fair's employment agreement expired pursuant to its terms on May 17, 2003. Mr. Fair remains employed by the Company as an at-will employee at the same rate of compensation in effect immediately prior to the expiration of the agreement.


         Foster A. Stewart


         On July 30, 2001, the Company entered into an Executive Employment Agreement (the "Stewart Agreement") with Mr. Stewart providing for his employment as Senior Vice President and General Counsel. The Stewart Agreement has a two (2) year term with an additional one (1) year extension if Mr. Stewart relocates to Park City, Utah and, in either case, includes one (1) year extensions unless terminated sooner with 60 days notice prior to the end of any term.


         The Stewart Agreement provides for an annual base salary of $180,000 with an annual bonus as follows: target - forty percent (40%) of base salary up to a maximum bonus of sixty percent (60%) of base salary. Mr. Stewart participates in the Company's Phantom Equity Plan at a participation percentage equal to eight and one-half percent (8.5%). See LTIP table for further explanation. In July 2002, Mr. Stewart's annual base salary was increased to $205,000, and in October 2002, Mr. Stewart's annual base salary was further increased to $214,000.


         In addition, in accordance with the Stewart Agreement, Mr. Stewart received a retention bonus of $105,000 on April 1, 2002. In the event of Mr. Stewart's death or disability, the Company shall pay to Mr. Stewart's estate or to Mr. Stewart, as the case may be, a lump sum payment of an amount equal to (i) his base salary through such termination date, (ii) a pro rata portion of his annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.


         However, the Stewart Agreement provided Mr. Stewart with an inducement to relocate to Park City, Utah, but in the event Mr. Stewart gave notice by April 30, 2002, of his intention not to relocate to Park City, his severance is limited to a lump sum equal to 90 days of base salary. Mr. Stewart gave such notice on May 28, 2002, and accordingly, in the event Mr. Stewart's employment is terminated for any reason other than Cause, as such term is defined in the Stewart Agreement, his severance will be 90 days of base salary paid in a lump sum.


         The Stewart Agreement also provides that during the term of the agreement and for one year thereafter, he will not solicit the Company's employees. In addition, Mr. Stewart is prohibited from disclosing the Company's confidential information.


         Helen E. Wallace


         Effective November 7, 2002, the Company entered into an Executive Employment Agreement (the "Wallace Agreement") with Ms. Wallace providing for her employment as Senior Vice President and Chief Financial Officer. The Wallace Agreement has a term of three (3) years, with an additional three (3) year extension unless earlier terminated on no less than one-year's notice.

         The Wallace Agreement provides annual base salary of $259,000 ("Base Salary") with an annual bonus as follows: target - fifty percent (50%) of Base Salary up to maximum bonus amount of seventy-five percent (75%) of base salary with a guaranteed minimum bonus of $50,000 for Fiscal 2003. Ms. Wallace received a $30,000 signing bonus following 30 days of employment. Ms. Wallace will also be eligible to participate in the Company's Phantom Equity Plan at a participation percentage equal to nine and one-half percent (9.5%). See LTIP table for further explanation.


         In the event of Ms. Wallace's death or disability, the Company shall pay to Ms. Wallace's estate or to Ms. Wallace, as the case may be, a lump sum payment of an amount equal to (i) her Base Salary through such termination date,
(ii) a pro rata portion of her annual bonus with respect to the fiscal year in which the termination occurred and (iii) any accrued but unpaid vacation through the date of such termination.


         If Ms. Wallace's employment is terminated without cause, as such term is defined in the Wallace Agreement (other than on account of death or disability), or if she terminates her employment for Good Reason, as such term is defined in the Wallace Agreement, she will receive a lump sum payment equal to 100% of her annual Base Salary as in effect on the date of termination. The Wallace Agreement also provides for a 12 month post termination restrictive period in which Ms. Wallace may not solicit the Company's employees. In addition, Ms. Wallace is prohibited from disclosing the Company's confidential information.


         Former Executives

         On January 3, 2003, the Company received arbitration demands from two former executive officers, Hernan Martinez and Peter Tomai. Messrs. Martinez and Tomai each allege that they resigned from their employment with the Company for "good reason" under the terms of their executive employment agreements, and that accordingly they are entitled to severance payment equal to one year's salary ($300,000 and $225,000, respectively) and certain other severance benefits, including the maintenance of health insurance for six months following the termination of their employment. The Company has contested the existence of "good reason" for their termination of their employment and disputes its liability for the severance payments and other benefits.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Dardani and Wachter. Compensation Committee members were involved in the following related party transactions during the Company's recently completed fiscal year:

         Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, acted as one of the Company's investment bankers in connection with the marketing of the Steamboat ski resort for sale and also acted as the Company's investment banker in connection with the sale of the Heavenly ski resort. Main Street Advisors is entitled to a percentage-based fee in the event of the sale of the Steamboat ski resort or any other of the Company's significant assets, other than the Sugarbush resort and certain undeveloped real estate properties. During fiscal year 2002, in conjunction with the sale of the Heavenly ski resort, Main Street Advisors was paid a percentage-based fee of $1,066,221.

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs and determining awards under the Company's 1997 Stock Option Plan and 2002 Phantom Equity Plan.

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts. References in the report to the Company are to American Skiing Company.

                             Compensation Philosophy

         The Compensation Committee's compensation philosophy is designed to support the Company's primary objective of creating long term value for shareholders. The Compensation Committee follows a three-pronged compensation strategy applicable to the Company's executive officers and other key employees, including the Chief Executive Officer ("CEO"), whereby such employees are compensated through three separate but related compensation schemes:

     First, each such employee receives a base salary consistent with his or her core responsibilities;

         Second, a short term bonus, generally determined annually, is established to provide reward and incentive for shorter term productivity; and

         Third, awards under the Company's 2002 Phantom Equity Plan are made to provide a longer term incentive and reward longer term loyalty and performance.

         This strategy is intended to: (i) attract and retain talented executives; (ii) emphasize pay for performance; and (iii) encourage management devotion to the long-term valuation of the Company.

         The Internal Revenue Code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. The Compensation Committee has carefully considered the impact of these tax laws and has taken certain actions intended to preserve the Company's tax deduction with respect to any affected compensation. Our 1997 Stock Option Plan qualifies for tax deductibility. The following are descriptions of the Company's compensation programs for executive officers, including the CEO.

                                   Base Salary

         The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry and the real estate development industry. The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Compensation Committee, in the case of the CEO) resulting in salary actions as appropriate. An employee's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Compensation Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Compensation Committee reviews the performance of the CEO and establishes his base salary.

                                   Bonus Plan

         The Company has established an incentive compensation plan for certain of the Company's employees, which is designed to provide rewards for shorter term productivity by key employees. The bonus plan is generally directed at key members of the management team, and currently includes approximately 200 employees. The plan provides for payment of cash bonuses if certain levels of resort and company-wide earnings are met. The bonus plan for the Company's 2003 fiscal year remains subject to approval by the Compensation Committee.

                               Phantom Equity Plan

         Our 2002 Phantom Equity Plan is designed to align management interests with those of shareholders. In furtherance of this objective, the level of phantom equity grants for executive officers is determined by the Compensation Committee upon adoption of the plan or, if later, upon the executive's hire date, in each case typically in consultation with the CEO, except with respect to the CEO himself. Awards for all executive officers are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information.

                                                     Compensation Committee

                                                      /s/ Edward V. Dardani, Jr.
                                                      /s/ Paul Wachter

                            REPORT OF AUDIT COMMITTEE

         The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee Charter was adopted by the Board of Directors in December 1999. A copy of the Audit Committee Charter is attached hereto as Appendix A. Pursuant to its Charter, the Audit Committee is authorized to: establish and review the activities of the independent auditors and the internal auditors; review and approve the format of the financial statements to be included in the annual report to the shareholders; review recommendations of the independent auditors and responses of management; review and discuss the Company's financial reporting, loss exposures and asset control with the auditors and management; monitor the Company's program for compliance with policies on business ethics; annually obtain from the independent auditors a written delineation of their relationships and professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors; review with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's accounting and financial controls; review quarterly and annual financial statements of the Company to determine that the independent auditors do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; inquire about significant risks and exposures to the Company and assess steps to minimize such risks; review with financial management of the Company and the independent auditors the results of their timely analysis of significant financial reporting issues and practices; review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; review any transactions among the Company, its subsidiaries and their employees or affiliates; receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and direct and supervise any special investigations the Committee deems necessary. The Audit Committee held four meetings during the Company's 2002 fiscal year.

         In conjunction with its activities during the Company's 2002 fiscal year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence from the Company, and has considered the compatibility of non-audit services with the auditors' independence.

Fees paid to the Company's independent audit firms for fiscal 2002 were comprised of the following:

         Aggregate Audit Fees (for annual audit and quarterly reviews)
                  - Arthur Andersen                                    $413,749
                  - KPMG                                               $981,005
         Aggregate audit-related services
                  - Arthur Andersen                                    $290,200
                  - KPMG                                                $61,000
         Aggregate other services, including tax
                  - Arthur Andersen                                    $110,735
                  - KPMG                                               $105,016

         Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended July 28, 2002.

                                                     Audit Committee

                                                     /s/ David B. Hawkes
                                                     /s/ Edward V. Dardani, Jr.
                                                     /s/ Gordon M. Gillies

         On July 2, 2002, American Skiing Company dismissed its independent auditor, Arthur Andersen LLP ("Arthur Andersen"), and appointed KPMG LLP as its new independent auditor, effective immediately. These actions were approved by the Company's Board of Directors upon the recommendation of its Audit Committee.

         During the Company's fiscal years ended July 29, 2001 and July 28, 2002, there was no disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of such disagreement in its reports, and there occurred no reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

         The audit reports of Arthur Andersen on the consolidated financial statements of the Company for the fiscal years ended July 30, 2000 and July 29, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                                PERFORMANCE GRAPH

         The following table compares the performance of the Company's Common Stock to the Russell 2000 and the Company's Peer Group Index*.

                 SKI            Russell 2000     Peer Group
    11/6/97      1.00              1.00             1.00
    1/23/98      0.84              0.96             0.97
    4/24/98      0.91              1.08             1.18
    7/24/98      0.74              0.99             1.17
   10/23/98      0.41              0.83             0.85
    1/22/99      0.32              0.95             1.00
    4/23/99      0.18              0.97             1.07
    7/22/99      0.29              1.02             1.12
   10/22/99      0.27              0.95             0.90
    1/28/00      0.15              1.14             0.86
    4/28/00      0.12              1.14             0.78
    7/28/00      0.14              1.11             0.73
   10/27/00      0.12              1.08             0.74
    1/26/01      0.10              1.13             0.86
    4/27/01      0.09              1.09             0.86
    7/27/01      0.06              1.10             0.83
   10/28/01      0.04              0.97             0.64
    1/27/02      0.03              1.04             0.78
    4/28/02      0.01              1.13             0.85
    7/28/02      0.01              0.86             0.72

         *The Company's peer group index performance is weighted according to market capitalization.

         The total shareholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, and the Company's peer group. The Company's peer group, as selected by the Company, is comprised of Vail Resorts, Inc., Intrawest Corp., Boca Resorts, Premier Parks, Inc., and Cedar Fair, L.P. The Company has selected this peer group because these companies operate in the Resort/Leisure/Hospitality sector or the Resort Real Estate Development sector. The Company included The Russell 2000 in the graph because the Company is included in such index and because there is no industry index for the Company's business. Total shareholder return is weighted according to market capitalization; therefore companies with a larger market capitalization have a greater impact on the peer group index results. Historical stock performance during this period may not be indicative of future stock performance.


         Security Ownership of Certain Beneficial Owners and Management

     ....Set forth in the following table is the beneficial ownership of Common
Stock, Class A Common Stock and Series C-1 Preferred Stock, as of July 1, 2003, for all Directors and Named Executive Officers and all Directors and executive officers as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock (including exercisable options), with the exception of Mr. Otten, who owns approximately 3.86% of the total outstanding shares of Common Stock (including exercisable options) and all of the outstanding shares of Class A Common Stock. All Directors and executive officers as a group own approximately 21.35% of the total outstanding shares of voting stock (including exercisable options). No Director or executive officer, other than Mr. Otten, owns any Class A Common Stock. No Director or executive officers could be deemed to beneficially own any Series C-1 Preferred Stock. No Director or executive officer owns any Series A Preferred Stock or Series D Preferred Stock. The Company's Series C-2 Preferred Stock is non-voting and is not included in the following table. All of the holders of the Company's Series B Preferred Stock have contractually agreed with not to exercise their right to vote those shares, and accordingly such shares have been excluded from the following table.

   ---------------------------------------------------------------------------------------------------------------
                                                                                                       Total All
                                                                                         Series C-1      Voting
                                                Common Stock(2)     Class A Common Stock Preferred      Stock(3)
                                                                                           Stock
   Directors and Executive Officers(1)          Shares         %      Shares       %      Shares    %       %
   ---------------------------------------------------------------------------------------------------------------
   William J.  Fair (4)                             400,000  2.30%       -         -        -       -       *
   Mark J.  Miller(4) (18)                          240,000  1.40%       -         -        -       -       *
   Hernan R.  Martinez(4, 16)                       200,000  1.17%       -         -        -       -       *
   Foster A.  Stewart, Jr.(4)                        55,200    *         -         -        -       -       *
   Peter A.  Tomai(4, 17)                            20,000    *         -         -        -       -       *

   Edward V. Dardani, Jr.                         (5)          -         -         -        -       -       -
   Robert J.  Branson(6)                              8,000    *         -         -        -       -       *
   J.  Taylor Crandall                            (7)          -         -         -        -       -       -
   David B.  Hawkes(8)                               21,000    *         -         -        -       -       *
   Alexandra C.  Hess                             (9)          -         -         -        -       -       -
   Gordon M.  Gillies(10)                            21,000    *         -         -        -       -       *
   Steven B.  Gruber                              (11)         -         -         -        -       -       -
   William Janes                                  (12)         -         -         -        -       -       -
   Leslie B.  Otten(13)                             680,000  3.86%   14,760,530  100.00%    -       -      20.32%
   Paul Wachter(14)                                  30,000    *         -         -        -       -       *

   Directors and Executive Officers as a          1,580,200  9.00%   14,760,530  100.00%    -       -      21.35%
   group(15)
   ---------------------------------------------------------------------------------------------------------------
 *  Less than one percent

(1)  .....The executive officers in this table are Messrs. Fair, Martinez,
     Miller, Stewart and Tomai.

(2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of July 1, 2003 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of July 1, 2003 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

(3) Including shares of Series A Preferred Stock not held by any of the Company's directors or executive officers.

(4) All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option
     Plan.

(5) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's
     1997 Stock Option Plan. Mr. Dardani, one of the Company's directors, is a limited partner of certain Oak Hill entities. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(6) Includes 5,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan and 3,000 shares of Common Stock held by The Branson Family LLC, which Mr. Branson is the managing member of, but as to which Mr. Branson disclaims beneficial ownership.

(7) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's
     1997 Stock Option Plan. Mr. Crandall, one of the Company's directors, is a
     Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice
     President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners,
     L.P.) and a limited partner of certain other Oak Hill entities. Mr.
     Crandall disclaims beneficial ownership of the 65,000 shares of Common
     Stock referred to above, except to the extent of his pecuniary interest therein.

(8) All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company's 1997 Stock Option
     Plan.

(9) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's
     1997 Stock Option Plan. Ms. Hess, one of the Company's directors, is a limited partner in certain other Oak Hill entities. Ms. Hess disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of her pecuniary interest therein.

(10) Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

                                       15

(11) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's
     1997 Stock Option Plan. Mr. Gruber, one of the Company's directors, is a
     Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice
     President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners,
     L.P.) and a limited partner of certain other Oak Hill entities. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(12) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company's
     1997 Stock Option Plan. Mr. Janes, one of the Company's directors, is a limited partner of certain other Oak Hill entities. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(13) Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Also includes 20,000 shares of Common Stock owned by Albert Otten Trust f.b.o. Mildred Otten, as to which Mr. Otten is trustee and co-beneficiary. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership. As of July 1, 2003, all of Mr. Otten's shares of Class A Common Stock were pledged to secure a margin loan from ING U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

(14) Includes 17,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Wachter, and
     12,500 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(15) Includes 1,647,700 shares of common stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan.

(16) Mr. Martinez resigned from the Company in August 2002.

(17) Mr. Tomai resigned from the Company in September 2002.

(18) Mr. Miller resigned from the Company in June 2003.

                     INFORMATION AS TO CERTAIN STOCKHOLDERS

         Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company's voting securities as of July 1, 2003.

---------------------------------------------------------------------------------------------------------------------------
                                                          Class A            Series A          Series B & C1     % of All
                                    Common Stock       Common Stock       Preferred Stock     Preferred Stock   Voting
                                                                                                                  Stock
                                    Beneficially       Beneficially        Beneficially        Beneficially     Beneficially
                                       Owned               Owned               Owned               Owned          Owned
                                 ------------------------------------------------------------------------------------------
                                             % of               % of                % of                % of
Five Percent Shareholders          Shares    Class    Shares     Class    Share     Class     Shares     Class
---------------------------------------------------------------------------------------------------------------------------
Oak Hill Capital Partners,L.P.(6) 879,133(1)  5.18%          --      --         --       -- B-131,870(1) 87.79%     47.54%
     201 Main Street                                                                        C1-35,165(1) 87.79%
     Fort Worth, Texas 76102
Oak Hill Capital Management        22,200(2)   *             --      --         --       --  B-3,330(2)   2.22%      1.20%
Partners, L.P.  (6)
     201 Main Street                                                                          C1-888(2)   2.22%
     Fort Worth, Texas 76102
Oak Hill Securities Fund, L.P.(6)  49,334(3)   *             --      --         --       --  B-7,400(3)   4.99%      2.67%
     201 Main Street                                                                        C1-1,974(3)   4.99%
     Fort Worth, Texas 76102
Oak Hill Securities Fund II,L.P.(6)49,333(4)   *             --      --         --       --  B-7,400(4)   4.99%      2.67%
     201 Main Street                                                                        C1-1,973(4)   4.99%
     Fort Worth, Texas 76102
OHCP Ski, L.P.  (6)                13,333(5)   *             --      --         --       --  B-2,000(5)   1.33%      0.72%
     201 Main Street                                                                          C1-533(5)   1.33%
     Fort Worth, Texas 76102
Leslie B.  Otten                             3.86%                              --       --          --      --     20.32%
     P.O. Box 547                 680,000(7)         14,760,530    100%
     Bethel, ME 04217

Madeleine LLC                     1,352,800  7.97%                       36,626(8)      100%         --      --      3.80%
     c/o Cerberus
     450 Park Avenue
     New York, NY 10022

Performance Capital Group, LLC    2,864,000  16.88%          --      --         --       --          --      --      3.80%
     14 Wall Street, 27th Floor
     New York,  New York, 10005
---------------------------------------------------------------------------------------------------------------------------
        *Less than one percent

(1)  Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred
     Stock and 533 shares of Series C-1 Preferred Stock held directly by OHCP
     Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of
     OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP
     GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill
     Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(2)  Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP
     GenPar, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(3)  Each of Glenn R. August, the controlling stockholder of Oak Hill Securities
     MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill
     Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(4)  Each of Glenn R. August, the controlling stockholder of Oak Hill Securities
     MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak
     Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

                                       17

(5)  Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP
     GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

(6)  Each entity referred to in footnotes 1 to 5 inclusive, as well as Oak Hill
     Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a "group" for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity's direct or indirect pecuniary interest in such shares. Together the Oak Hill entities beneficially own 100% of the Series B Preferred Stock and the Series C-1
     Preferred Stock as well as 54.10% of the Company's outstanding voting stock.

(7) Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan. Does not include 20,510 shares of Common Stock issuable under exercisable options granted under the Company's 1997 Stock Option Plan to Mr. Otten's spouse, Christine Otten, as to which Mr. Otten disclaims beneficial ownership.

(8) Together with accrued and unpaid dividends through June 30, 2003, the Series A Preferred Stock is convertible into 3,869,082 shares of Common
     Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended July 28, 2002.

                BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

         The Board of Directors of the Company held a total of six meetings during Fiscal 2002. The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and an Executive Committee. For certain related party transactions, the Board has also constituted a Special Committee of its independent members.

     The Compensation Committee is authorized and directed to: (i) review and report to the Board on the Company's programs for attracting, retaining and promoting executives, and for developing future senior management; (ii) review and make recommendations to the Board regarding compensation for the chief executive officer and other inside directors; (iii) review and approve performance targets, participation and level of awards for long-term incentive award plans; (iv) review, approve and report to the Board concerning administration of compensation programs; and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The current members of the Compensation Committee are Messrs. Wachter and Dardani.

     The Nominating Committee is authorized and directed to screen, on behalf of the Board, candidates for election to the Board for regularly scheduled elections or to fill vacancies on the Board. The Board is ultimately responsible for nominating new members and filling vacancies. In addition, the Nominating Committee annually reviews employment and other relationships of directors to assure that there is no current relationship between any non-employee director and the Company that would comprise the independence of any director. The members of the Nominating Committee are Messrs. Wachter and Gruber. Shareholder nominees for Board of Directors positions are considered by the Nominating Committee. Nominees for the next annual meeting should be addressed to the Nominating Committee c/o Foster A. Stewart, Secretary, American Skiing Company and delivered to the Company's executive offices prior to September 1, 2003. The Nominating Committee held no meetings during Fiscal 2002.

     The Audit Committee is comprised of Messrs. Hawkes, Dardani and Gillies. Mr. Hawkes and Mr. Gillies qualify as independent members of the Audit Committee under proposed rules of the New York Stock Exchange. Due to his position as a vice president of Oak Hill Capital Management, Inc., Mr. Dardani does not qualify as an independent member of the Audit Committee under NYSE rules. Mr. Dardani was approved by the Board of Directors as a non-independent member of the Audit Committee following a determination by the Board that Mr. Dardani's relationship with Oak Hill would not interfere with his exercise of independence from management and the Company.

         During Fiscal 2002, all of the persons who were directors of the Company at the times of such meetings attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically.

                  The Company reimburses each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. During the Company's 2002 fiscal year, directors who are not employees of the Company were paid $5,000 for in person attendance at each meeting of the Board, and $3,000 for telephonic participation, up to a maximum aggregate amount in any year of $20,000. Commencing July 9, 2003, the Board of Directors modified these benefits to provide that board compensation for future meetings will be paid as follows (i) for independent directors, $10,000 per meeting attended in person, $7,500 for telephonic meetings, $1,500 for committee meetings, $1,000 for telephonic committee meetings (subject in each case to a 50% premium for the Chair), and (ii) for non-independent directors, $5,000 per meeting attended in person, $3,750 for telephonic meetings, $750 for committee meetings, $500 for telephonic committee meetings (subject in each case to a 50% premium for the Chair). Excluding committee compensation, individual board member compensation would be capped at $40,000 per fiscal year, with this cap to be reviewed annually.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Recapitalization

         On July 15, 2001, the Company entered into a securities purchase agreement with Oak Hill to assist the Company in meeting its current financing needs. The agreement closed on August 31, 2001 and included the following key terms:

     o The Company issued, and Oak Hill purchased, $12.5 million aggregate principal amount of Junior Subordinated Notes, which are convertible into shares of the Company's Series D Participating Preferred Stock (Series D Preferred Stock);

     o Oak Hill funded $2.5 million of the $3.5 million of availability remaining under Tranche C of the Real Estate Term Facility to facilitate amendments to that credit facility. This was the final advance under Tranche C, as the maximum availability under this facility was reduced from $13 million to $12 million;

     o Oak Hill agreed to provide a guaranty for a $14 million equipment lease for the Heavenly gondola, which guaranty was released upon the sale of Heavenly. The fair value of the lease guaranty was approximately $1.7 million;

     o Oak Hill purchased 1 million shares of the Company's common stock for an aggregate purchase price of $1 million;

     o Oak Hill agreed to cancel an agreement to provide it with warrants for 6 million shares of the Company's common stock or 15% of the common stock of Resort Properties, the fair value of which was $2.2 million on the date of the transaction;

     o The outstanding Series B Preferred Stock that was held by Oak Hill was stripped of all of its economic and governance rights and preferences, with the exception of the right to elect up to six directors in exchange for the items mentioned above and the Company issuing to Oak Hill two new series of Preferred Stock: (i) $40 million face value of Series C-1 Preferred Stock; and (ii) $139.5 million face value of Series C-2 Preferred Stock;

     o At Oak Hill's option, and subject to the consent of the other lenders under the Real Estate Term Facility, Tranche C of the Real Estate Term Facility is exchangeable in whole or in part into the Company's indebtedness when permitted under the existing debt agreements.

Registration Rights Agreement

         On August 31, 2001, the Company entered into a registration rights agreement with Oak Hill (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Company granted Oak Hill the following registration rights with respect to the Junior Subordinated Notes, the Series D Preferred Stock issuable upon conversion of the Junior Subordinated Notes, the Series C-1 Preferred Stock, the Common Stock issuable upon conversion of the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Common Stock and any other series or class of the Company's capital stock held from time to time by Oak Hill (collectively, the "Registrable Securities"):

     o The holders of Registrable Securities are entitled to make six requests for registration of the Registrable Securities, so long as each such request is made by the holders of at least 10% of the class of Registrable Securities to be registered pursuant to the request, or a lesser percentage if the anticipated aggregate offering price would exceed $25.0 million;

     o The holders of Registrable Securities are entitled to incidental registration rights;

     o The holders of Registrable Securities may use up to four of their requests for registration to request that the Company file a shelf registration statement, which shall be filed within 30 days of the request and maintained effective until the earlier of the date on which all Registrable Securities covered by the shelf registration statement have been sold or the second anniversary of such effective date;

     o If so requested by the holders of such rights, the Company must include securities covered by the registration rights previously granted to ING (U.S.) Capital Corporation and/ or Madeleine L.L.C. in any registration of the Registrable Securities pursuant to the Registration Rights Agreement; and

     o The Company may suspend the use of an effective registration statement in certain circumstances, for a period not to exceed 120 days every consecutive twelve-month period.


Stockholders Agreement

         The Company, Oak Hill and Mr. Otten entered into a Stockholders Agreement, dated as of August 6, 1999, amended on July 31, 2000 (as amended, the "Stockholders Agreement"), pursuant to which each of Mr. Otten and Oak Hill agreed to vote their capital stock of the Company so as to cause there to be:

     o Six directors of the Company nominated by Oak Hill, so long as Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000 on a fully diluted basis, such number of directors decreasing ratably with the percentage of Oak Hill's ownership of the Common Stock on a fully diluted basis compared to such ownership as of July 30, 2000; and

     o Two directors of the Company nominated by Mr. Otten, so long as Mr. Otten owns 15% of the shares of Common Stock outstanding on a fully diluted basis, and one director so nominated, so long as Mr. Otten owns at least 5% of the shares of Common Stock outstanding on a fully diluted basis.

         As of the date hereof, Oak Hill owns 80% of the shares of Common Stock it owned as of July 30, 2000, on a fully diluted basis, therefore, two of the four members of the Board of Directors to be elected by Mr. Otten, as sole owner of the Class A Common Stock pursuant to the terms of the Company's certificate of incorporation will be chosen by Oak Hill and elected by Mr. Otten.

         The Stockholders Agreement provides that, so long as Oak Hill owns at least 20% of the outstanding shares of Common Stock on a fully diluted basis, the affirmative vote of at least one Oak Hill director is required prior to the approval of (i) the Company's annual budget, (ii) significant executive personnel decisions, (iii) material actions likely to have an impact of 5% or more on the Company's consolidated revenues or earnings, amendments to the Company's articles of incorporation or bylaws, (iv) any liquidation, reorganization or business combination of the Company, (v) the initiation of certain material litigation, and (vi) any material financing of the Company.

         Under the Stockholders Agreement, Oak Hill and Mr. Otten have agreed not to dispose of their securities of the Company if, (i) as a result of such transfer, the transferee would own more than 10% of the outstanding shares of the Company's Common Stock (on a fully diluted basis), unless such transfer is approved by the Board of Directors (x) including a majority of the Common Directors, as defined,, or (y) the Company's public stockholders are given the opportunity to participate in such transfer on equivalent terms, (ii) the transferee is a competitor of the Company or any of its subsidiaries, unless such transfer is approved by the Board of Directors, or (iii) such transfer would materially disadvantage the Company's business or any of its subsidiaries. The Stockholders Agreement provides for additional customary transfer restrictions applicable to each of Mr. Otten and Oak Hill as well as standstill provisions applicable to Oak Hill.

         The Stockholders Agreement provides that, upon the Company's issuance of shares of Common Stock or securities convertible into Common Stock, Mr. Otten and Oak Hill will have the right to purchase at the same price and on the same terms, the number of shares of Common Stock or securities convertible into Common Stock necessary for each of them to maintain individually the same level of beneficial ownership of the Company's Common Stock on a fully diluted basis as it owned immediately prior to the issuance. This anti-dilution provision is subject to customary exceptions.

Transactions with Mr. Otten

         On March 28, 2001, Mr. Otten resigned as the Company's Chairman and Chief Executive Officer. Mr. Otten is still a major shareholder in the Company and is a member of the Company's Board of Directors. As part of his separation agreement, the Company will continue to pay Mr. Otten and his executive assistant their salary and medical benefits for two years from the date of resignation. In addition, the Company has granted Mr. Otten the use of Company provided office space for up to two years and has also transferred ownership of one of the Company's vehicles to Mr. Otten at no charge.

Transactions with Mr. Wachter

         Mr. Wachter is the founder and Chief Executive Officer of Main Street Advisors. Main Street Advisors, through Mr. Wachter, acted as one of the Company's investment bankers in connection with the marketing of the Steamboat ski resort for sale and also acted as the Company's investment banker in connection with the sale of the Heavenly ski resort. Main Street Advisors is entitled to a percentage-based fee in the event of the sale of the Steamboat ski resort or any other of the Company's significant assets, other than the Sugarbush resort and certain undeveloped real estate properties. During fiscal year 2002, in conjunction with the sale of the Heavenly ski resort, Main Street Advisors was paid a percentage-based fee of $1,066,221.

                                 PROPOSAL NO. 2
                       APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, based on the recommendation of the Audit Committee, has voted to retain KPMG LLP to serve as the Company's independent auditors for the fiscal year ending July 27, 2003. KPMG LLP expects to have a representative at the Meeting who will have the opportunity to make a statement and be available to answer appropriate questions.

It is understood that even if the appointment is ratified, the Board of Directors, in its discretion and based upon the recommendation of its audit committee, may direct the appointment of new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JULY 27, 2003.

                          FUTURE SHAREHOLDER PROPOSALS

         The Company anticipates that its proxy statement for the next annual meeting will be released to shareholders no later than November 30, 2003. In order for proposals by shareholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2003 annual meeting, such proposals must be received by the Secretary of the Company no later than September 1, 2003. Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials. Any proposal of shareholders to be considered for the next annual meeting, but not included in the Proxy and the Proxy Statement, must be submitted in writing by October 10, 2003. If received after such date, the proposal will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons designated in the proxy.


                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2002 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SEC ON MARCH 7, 2003, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO FOSTER STEWART, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AMERICAN SKIING COMPANY, 2ND FLOOR, ONE MONUMENT WAY, PORTLAND, MAINE 04101.


                                 By Order of the Board of Directors

                                 /s/ Foster A. Stewart
                                 Senior Vice President, General Counsel
                                    and Secretary
 July 18, 2003

                                   APPENDIX A
                             American Skiing Company
                       Audit Committee Charter and Duties
                                 December, 1999

PREAMBLE: The following Audit Committee Charter and Duties are designed to serve the goals of the Board of Directors of American Skiing Company but not to eliminate its overall fiduciary duties.

RESOLVED, that the charter and duties of the Audit Committee of the Board of Directors (the "Audit Committee") shall be:

1. Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

2. Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and

3. Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy.


RESOLVED, that the Audit Committee shall have the following specific power and duties:

1. Holding such meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the General Auditor;

2.   Creating an agenda for the ensuing year;

3. Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

4. Conferring with the independent accountants and the internal auditors concerning the scope of their examination of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5. Reviewing with management, the independent accountants and the chief financial officer significant risks and exposures, audit activities and significant audit findings;

6. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

7. Reviewing the Company's audited financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principals or the application therein;

8.   Reviewing the adequacy of the Company's systems of internal control;

9. Obtaining from the independent accountants, the chief financial officer and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the corrections of controls deemed to be deficient;

10. Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

11. Reviewing the adequacy of internal controls and procedures related to executive expenses, travel and entertainment, including use of Company aircraft;

12. Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of confirmations and violations of such Code;

13. Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

14. Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

15. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;

16. Maintaining minutes or other records of meetings and activities of the Audit Committee;

17. Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

18. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of any investigation;

19. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

                                      PROXY

                             AMERICAN SKIING COMPANY

       Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders--August 26, 2003


The undersigned holder of COMMON STOCK hereby constitutes and appoints William
J. Fair and Foster A. Stewart, Jr., and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of American Skiing Company, to be held at the Grand Summit Hotel at The Canyons resort in Park City, Utah at 2:00 p.m., local time, on Tuesday, August 26, 2003, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking in the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please complete, sign and return this proxy card promptly.


SEE REVERSE SIDE                                               SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[x] Please mark votes as in this example.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s); If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2 and 3.


1. Election of Common Directors Nominees: William J. Fair, David B. Hawkes, Paul Wachter

     FOR ALL NOMINEES  [   ]                   [   ] WITHHELD FROM ALL NOMINEES

     [    ]__________________________________
     For all nominees except as noted above

2. Ratification of the appointment of KPMG LLP as the Company's independent auditors.

           FOR              AGAINST           ABSTAIN
          [   ]              [   ]             [   ]

3. In their discretion, upon other matters as they properly come before the meeting.

           FOR              AGAINST           ABSTAIN
          [   ]              [   ]             [   ]


     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


Signature:                            Date:
          --------------------------       ----------
Signature:                            Date:
          --------------------------       ----------